SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 27, 2002

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National Energy	Delaware	94-3316236
Group, Inc.

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5. Other Events

Synthetic Leases

     We have used “synthetic leases” in connection with some of our power plant projects and turbine acquisition commitments. A synthetic lease is a form of lease financing that qualifies for operating lease accounting treatment and under generally accepted accounting principles (“GAAP”) is kept “off balance sheet.” This financial structure was used on three generating-related projects that completed development in 1999 and 2000 (Lake Road, La Paloma, and Harquahala) and for financing the acquisition of turbines for future development projects through two master turbine trusts.

     The synthetic leases related to the Lake Road and La Paloma generating projects were entered into in August 1999 and March 2000, respectively. The synthetic leases relating to the Harquahala generating project and the turbine acquisitions, entered into in July 2000 and September 2000, respectively, were terminated during 2001.

     Under accounting rules, the equity investors in a synthetic lease must maintain at least a 3% ownership interest throughout the life of the lease. Our synthetic lease documents provide for the equity investors to fund 3% of project costs. There is a provision in the lease documents for the lenders and investors to fund and be paid interest, yield and fees. Under current GAAP rules, the payment of any yield and fees to the investors during construction is required to be treated as a return of capital rather than a return on capital.

     The investors in our synthetic leases received certain payments during construction of the associated projects. These payments have been deemed to reduce the investors' equity ownership in the associated projects to between 2.59% and 2.93%, below the required 3% level. Accordingly, these synthetic leases do not qualify for off balance sheet treatment.

     We will revise our interim consolidated financial statements for the quarter and period ended September 30, 2001, to reflect the assets and liabilities associated with these synthetic leases.

     The revision is not expected to have a material impact on our earnings, equity, or debt covenant compliance for such periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC

By: /s/ Thomas E. Legro

Name: Thomas E. Legro Title: Vice President and Chief Accounting Officer

Dated: February 27, 2002